Exhibit 99.1

September 24, 2019

EVO Payments Appoints Laura M. Miller to Board of Directors

ATLANTA—(GLOBE NEWS WIRE)—September 24, 2019—EVO Payments, Inc. (NASDAQ: EVOP) (“EVO”), a leading global provider of payment technology integrations and acquiring solutions, announced today that it has appointed Laura M. Miller to its Board of Directors effective September 24, 2019.

Ms. Miller brings over 20 years of experience within the technology industry to EVO Payments’ Board of Directors.  Ms. Miller is the Senior Vice President and Global Chief Information Officer for InterContinental Hotels Group (IHG), where she leads the vision, strategic direction and cybersecurity of IHG’s global technology solutions.  Prior to joining IHG in 2013, Ms. Miller was Senior Vice President, Financial Services Application Development for First Data Corporation, where she was responsible for the company’s credit card issuing, merchant acquiring, ATM and online banking solutions.

Ms. Miller currently serves as a board member of LGI Homes, Inc., an industry-leading residential home design, construction and sales business based in The Woodlands, Texas.  She is also a member of the Society of Information Management, Women in Technology and the Technology Association of Georgia.

“We are very pleased to announce Laura as the newest member of our Board of Directors,” said Ray Sidhom, Chairman of the Board of Directors.  “Her global leadership and extensive experience within the technology industry will be invaluable to EVO as we continue to expand our distribution and capabilities around the world.”

About EVO Payments, Inc.

EVO Payments, Inc. (NASDAQ: EVOP) is a leading payment technology and services provider.  EVO offers an array of innovative, reliable, and secure payment solutions to merchants ranging from small and mid-size enterprises to multinational companies and organizations across the globe.  As a fully integrated merchant acquirer and payment processor in over 50 markets and 150 currencies worldwide, EVO provides competitive solutions that promote business growth, increase customer loyalty, and enhance data security in the markets it serves.

Forward-Looking Statements

This release contains statements about future events and expectations that constitute forward-looking statements.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The forward-looking statements included in this release are made only as of the date hereof and, except for EVO’s ongoing obligations under applicable securities laws, EVO undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Sarah Jane Perry

Investor Relations & Corporate Communications Manager

770-709-7365